April 2022

Pricing Supplement filed pursuant to Rule 424(b)(2) dated April 22, 2022 / Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$5,284,260 Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the SPDR® S&P® Regional Banking ETF (the “ETF”). The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the S&P® Regional Banks Select Industry Index (index) on which the ETF is based.  The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its index. The performance of the ETF may significantly diverge from that of its index.

Your securities will be automatically called if the closing price of the ETF on any call observation date is greater than or equal to the initial ETF price of $64.89, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the ETF on the valuation date) is greater than or equal to its initial ETF price, the return on your securities will be positive and equal to 53.25%; or (ii) if the final ETF price on the valuation date is less than its initial ETF price but greater than or equal to the downside threshold price of $51.912, which is 80.00% of the initial ETF price, you will receive the principal amount of your securities; or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor (the quotient of the final ETF price divided by the initial ETF price). You will not participate in any appreciation of the ETF.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•

If the final ETF price is greater than or equal to the initial ETF price, (i) $10 plus (ii) the product of $10 times the maturity date premium amount of 53.25% (you will not participate in any appreciation of the ETF);

•	if the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price, $10.00; or
•

if the final ETF price is less than the downside threshold price, the product of (i) $10 times (ii) the ETF performance factor. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who seek a return of between 10.65% and 53.25%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is equal to approximately $9.29 per $10 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see the following page.

Your investment in the securities involves risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	April 27, 2022	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.50% ($184,949.10 in total)*	Net proceeds to the issuer:	96.50% ($5,099,310.90 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $0.35 for each security it sells. It has informed us that it intends to internally allocate $0.05 of the selling concession as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 6,145 dated April 22, 2022.

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.29 per $10 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.71 per $10 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through May 3, 2023, as described below). On and after May 4, 2023, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $0.71 initial additional amount:

•	$0.36 will decline to zero on a straight-line basis from the time of pricing through May 3, 2023; and
•	$0.35 will decline to zero on a straight-line basis from May 22, 2022 through June 4, 2022.

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

April 2022

Registration Statement No. 333-253421

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$5,284,260 Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027

Principal at Risk Securities

The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the SPDR® S&P® Regional Banking ETF (the “ETF”). The securities may be automatically called on any call observation date.

The return on your securities is linked to the performance of the ETF, and not to that of the S&P® Regional Banks Select Industry Index (index) on which the ETF is based.  The ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its index. The performance of the ETF may significantly diverge from that of its index.

Your securities will be automatically called if the closing price of the ETF on any call observation date is greater than or equal to the initial ETF price of $64.89, resulting in a payment on the applicable call payment date equal to (i) the principal amount of your securities plus (ii) such principal amount times the call premium amount applicable to such call observation date. No payments will be made after the call payment date.

At maturity, if not previously called, (i) if the final ETF price (the closing price of the ETF on the valuation date) is greater than or equal to its initial ETF price, the return on your securities will be positive and equal to 53.25%; or (ii) if the final ETF price on the valuation date is less than its initial ETF price but greater than or equal to the downside threshold price of $51.912, which is 80.00% of the initial ETF price, you will receive the principal amount of your securities; or (iii) if the final ETF price is less than the downside threshold price, you will receive a payment at maturity based on the ETF performance factor (the quotient of the final ETF price divided by the initial ETF price). You will not participate in any appreciation of the ETF.

At maturity, for each $10 principal amount of your securities you will receive an amount in cash equal to:

•

If the final ETF price is greater than or equal to the initial ETF price, (i) $10 plus (ii) the product of $10 times the maturity date premium amount of 53.25% (you will not participate in any appreciation of the ETF);

•	if the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price, $10.00; or
•

if the final ETF price is less than the downside threshold price, the product of (i) $10 times (ii) the ETF performance factor. Under these circumstances, you will lose a significant portion or all of your investment.

The securities are for investors who seek a return of between 10.65% and 53.25%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	SPDR® S&P® Regional Banking ETF (Bloomberg symbol, “KRE UP Equity”)
Index:	with respect to the underlying ETF, the S&P Regional Banks Select Industry Index
Aggregate principal amount:	$5,284,260
Pricing date:	April 22, 2022
Original issue date:	April 27, 2022
Call observation dates:	as set forth under “Call observation dates” below
Call payment dates:	as set forth under “Call payment dates” below
Valuation date:	April 22, 2027, subject to postponement
Stated maturity date:	April 27, 2027, subject to postponement
Estimated value:	approximately $9.29 per security
Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call premium amount applicable to the corresponding call observation date. No payments will be made after the call payment date.

Payment at maturity:

if the final ETF price is greater than or equal to the initial ETF price, (i) $10 plus (ii) the product of $10 times the maturity date premium amount; or

if the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price, $10; or

if the final ETF price is less than the downside threshold price, the product of $10 times the ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 20.00% and could be zero.

Initial ETF price:	$64.89
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	$51.912, which is 80.00% of the initial ETF price
Call premium amount:	with respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” below
Maturity date premium amount:	53.25%
ETF performance factor:	the final ETF price / the initial ETF price
CUSIP / ISIN:	36264H636 / US36264H6365
Stated principal amount/Original issue price:	$10 per security / 100% of the principal amount
Listing:	the securities will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

Call observation dates*	Call payment dates**	Call premium amount
May 1, 2023	May 4, 2023	10.65%
July 24, 2023	July 27, 2023	13.3125%
October 23, 2023	October 26, 2023	15.975%
January 22, 2024	January 25, 2024	18.6375%
April 22, 2024	April 25, 2024	21.3%
July 22, 2024	July 25, 2024	23.9625%
October 22, 2024	October 25, 2024	26.625%
January 22, 2025	January 27, 2025	29.2875%
April 22, 2025	April 25, 2025	31.95%
July 22, 2025	July 25, 2025	34.6125%
October 22, 2025	October 27, 2025	37.275%
January 22, 2026	January 27, 2026	39.9375%
April 22, 2026	April 27, 2026	42.6%
July 22, 2026	July 27, 2026	45.2625%
October 22, 2026	October 27, 2026	47.925%
January 22, 2027	January 27, 2027	50.5875%

*Subject to postponement for non-ETF business days and market disruption events as described under “Additional Information About the Securities — Additional Provisions — Postponement of Call Observation dates” on page PS-35 of this pricing supplement

**Subject to postponement for non-ETF business days and market disruption events as described under “Additional Information About the Securities — Additional Provisions — Postponement of Call Payments dates” on page PS-35 of this pricing supplement

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the securities has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F and references to the “accompanying general terms supplement no. 2,913” mean the accompanying general terms supplement no. 2,913, dated June 17, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 (the “securities”) do not provide for the regular payment of interest. Instead, the securities provide an opportunity to earn a fixed premium payment that could increase in amount the longer the securities remain outstanding.   A fixed call premium payment will be paid on a call payment date (and the securities will be automatically called and no further payments will be made) if the closing price of the underlying ETF on the related call observation date is greater than or equal to the initial ETF price.  If the securities have not been automatically called prior to maturity, a fixed maturity premium payment will be paid on the stated maturity date if the closing price of the underlying ETF on the valuation date is greater than or equal to the initial ETF price. If the securities have not been automatically called prior to maturity and the closing price of the underlying ETF on the valuation date is less than the initial ETF price but greater than or equal to the downside threshold price (80% of the initial ETF price), investors will receive the stated principal amount. However, if the closing price of the underlying ETF on the valuation date is less than the downside threshold price, investors will be fully exposed to the decline in the underlying ETF on a 1-to-1 basis, and will receive a payment at maturity that is less than 80.00% of the stated principal amount of the securities and could be zero. No fixed call premium payment will be paid with respect to a call observation date, and the securities will remain outstanding, if the closing price of the underlying ETF is below the initial ETF price on such date.  No fixed maturity premium payment will be paid with respect to the valuation date, and investors will lose more than 20% of their initial investment, if the closing price of the underlying ETF is below the downside threshold price on such date. Accordingly, investors in the securities must be willing to accept the risk of not receiving any fixed premium payment during the term of the securities, even if the securities remain outstanding until the stated maturity, and the risk of losing their entire initial investment. In addition, investors will not participate in any appreciation of the underlying ETF.

Maturity:	Approximately 5 years (unless automatically called)
Call premium amount:	With respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” above
Automatic call feature:

If, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price, your securities will be automatically called and you will receive for each $10 principal amount an amount in cash equal to the sum of (i) $10 plus (ii) the product of $10 times the call premium amount applicable to the corresponding call observation date. No further payments will be made on the securities following an automatic call.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Payment at maturity:

•If the final ETF price is greater than or equal to the initial ETF price, (i) $10 plus (ii) the product of $10 times the maturity date premium amount of 53.25%;

•If the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price, $10; or

•If the final ETF price is less than the downside threshold price, the product of $10 times the ETF performance factor

ETF performance factor	The final ETF price / the initial ETF price
Downside threshold price:	$51.912 (80.00% of the initial ETF price)
Maturity date premium amount:	53.25%

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities are for investors who seek a return of between 10.65% and 53.25%, depending on if and when their securities are automatically called, in exchange for the risk of losing all or a significant portion of the principal amount of their securities if the securities remain outstanding to maturity. The following scenarios are for illustrative purposes only to demonstrate how the payment on a call payment date (if the securities are automatically called) and the payment at maturity (if the securities have not been automatically called) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be automatically called, a positive return on the securities may never be realized and the payment at maturity may be less than 80.00% of the stated principal amount of the securities and may be zero.

Scenario 1: the securities are automatically called prior to maturity and investors receive principal back and a return equal to the applicable call premium amount

This scenario assumes that the underlying ETF closes at or above the initial ETF price on a call observation date. As a result, the securities are automatically called for the sum of the stated principal amount plus the product of the stated principal amount times the applicable call premium amount with respect to the related call observation date. If the securities are automatically called, no further payments will be made.

Scenario 2: the securities are not automatically called prior to maturity and investors receive principal back and a return equal to the maturity date premium amount at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes at or above the initial ETF price. At maturity, investors will receive the stated principal amount plus the product of the stated principal amount times the maturity date premium amount.

Scenario 3: the securities are not automatically called prior to maturity and investors receive principal back

This scenario assumes that the underlying ETF closes below the initial ETF price on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes below the initial ETF price but at or above the downside threshold price. At maturity, investors will receive the stated principal amount.

Scenario 4: the securities are not automatically called prior to maturity and investors suffer a substantial loss of principal at maturity

This scenario assumes that the underlying ETF closes below the initial ETF price on every call observation date. Consequently, the securities are not automatically called and no call payments are made. On the valuation date, the underlying ETF closes below the downside threshold price. At maturity, investors will receive an amount equal to the product of the stated principal amount times the ETF performance factor. Under these circumstances, the payment at maturity will be less than 80.00% of the stated principal amount and could be zero.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of the underlying ETF on each quarterly call observation date and (2) the final ETF price. Please see “Hypothetical Examples” below for illustration of hypothetical payouts on the securities.

Compare the closing price on each call observation date against the initial ETF price until the final call observation date or until the securities are automatically called. Diagram #1: Call Observation Dates Quarterly Call Observation Dates The closing price is greater than or equal to the initial ETF price The closing price is less than the initial ETF price No further payment will be made on the securities once they have been redeemed. You will receive (i) the stated principal amount plus (ii) the product of the stated principal amount times the applicable call premium amount with respect to the related quarterly call observation date Automatic Call No Automatic Call You will not receive any payment with respect to the related quarterly call observation date Diagram #2: Payment at Maturity if the Securities are Not Automatically Called Call Observation Dates On each call observation date the closing price is below the initial ETF price  Valuation Date The final ETF price is greater than or equal to the initial ETF price Proceed to Maturity The final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price The final ETF price is less than the downside threshold price Payment at Maturity (i) The stated principal  amount plus (ii) the product of the stated principal amount times the maturity date premium amount. The stated principal amount The stated principal amount times the index performance factor You will lose a substantial portion or all of your principal in this scenario.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Call premium amount:

With respect to any call observation date, the applicable call premium amount set forth under “Call premium amount” above and assumes a call premium amount for such call payment date set at the bottom of the call premium amount range

Maturity date premium amount:	53.25%
Initial ETF price:	$64.89
Downside threshold price:	$51.912 (80.00% of the initial ETF price)

How to determine the amount payable, if any, on a call payment date:

Hypothetical Call Observation Date	Closing Price of the Underlying ETF	Amount Payable on a Call Payment Date (per security)
#1	$60.00 (below initial ETF price)	$0.00
#2	$62.00 (below initial ETF price)	$0.00
#3	$70.00 (at or above initial ETF price)	$11.5975

On each of hypothetical call observation dates #1 and #2, the underlying ETF closes below the initial ETF price. Therefore, the securities are not automatically called on the relevant call payment dates.

On hypothetical call observation date #3, the underlying ETF closes at or above the initial ETF price. Therefore, the securities are automatically called and the amount payable on the relevant call payment date equals the sum of the stated principal amount plus the product of the stated principal amount times the applicable call premium amount.

Your securities will not be automatically called, and you will not receive a payment on a call payment date, if the closing price of the underlying ETF is below the initial ETF price on the related call observation date.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

How to calculate the payment at maturity (if the securities have not been automatically called):

Example	Closing Price of the Underlying ETF (Final ETF price)	Payment at Maturity (per security)
#1	$72.00 (at or above the initial ETF price)	$15.325 ($10 + $10 × the maturity date premium amount)
#2	$58.00 (below the initial ETF price but at or above the downside threshold price)	$10.00
#3	$32.45 (below the downside threshold price)	$10 × the ETF performance factor = $10 × ($32.45 / $64.89) = $5.00

In example #1, the final ETF price is at or above the initial ETF price. Therefore, investors receive at maturity the stated principal amount of the securities and the product of $10 times the maturity date premium amount. Investors will not participate in any appreciation of the underlying ETF.

In example #2, the final ETF price is below the initial ETF price but is at or above the downside threshold price. Therefore, investors receive at maturity the stated principal amount of the securities.

In example #3, the final ETF price is below the downside threshold price. Therefore, investors are exposed to the downside performance of the underlying ETF at maturity and receive at maturity an amount equal to the stated principal amount times the ETF performance factor.

If the final ETF price is below the downside threshold price, you will be exposed to the downside performance of the underlying ETF at maturity, and your payment at maturity will be less than $8.00 per security and could be zero.

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate (i) the impact that various hypothetical closing prices of the underlying ETF on a call observation date could have on the amount payable, if any, on the related call payment date and (ii) the impact that various hypothetical closing prices of the underlying ETF on the valuation date could have on the payment at maturity assuming all other variables remain constant. While there are sixteen potential call payment dates, the examples below only illustrate the amount you will receive, if any, on the first or second call payment date.

The examples below are based on a range of ETF prices that are entirely hypothetical; no one can predict what the closing price of the underlying ETF will be on any day throughout the life of your securities, what the closing price of the underlying ETF will be on any call observation date and what the final ETF price will be on the valuation date. The underlying ETF has been highly volatile in the past — meaning that the closing price of the underlying ETF has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETF and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Key Terms and Assumptions
Stated principal amount	$10
Call premium amount

The applicable call premium amount for each call observation date set forth under “Call premium amount” above and assumes a call premium amount for such call payment date set at the bottom of the call premium amount range

Maturity date premium amount	53.25%
Downside threshold price	80.00% of the initial ETF price
Neither a market disruption event nor a non-ETF business day occurs on any originally scheduled call observation date or the originally scheduled valuation date

No change in or affecting the underlying ETF, any of the underlying ETF stocks or the policies of the underlying ETF investment advisor or the method by which the index sponsor calculates the index

Securities purchased on original issue date at the stated principal amount and held to a call payment date or the stated maturity date

For these reasons, the actual performance of the underlying ETF over the life of your securities and the actual closing price of the underlying ETF on any call observation date, may bear little relation to the hypothetical examples shown below or to the historical closing prices of the underlying ETF shown elsewhere in this pricing supplement. For information about the historical prices of the underlying ETF during recent periods, see “The Underlying ETF — Historical Closing Prices of the Underlying ETF” below. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

If your securities are automatically called on the first call observation date (i.e., on the first call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $10 principal amount of your securities on the applicable call payment date would be the sum of $10.00 plus the product of $10.00 times the applicable call premium amount. If, for example, the closing price of the underlying ETF on the first call observation date was determined to be 125.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the corresponding call payment date would be 110.65% of the principal amount of your securities or $11.065 for each $10 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

If your securities are not automatically called on the first call observation date and are called on the second call observation date (i.e., on the first call observation date the closing price of the underlying ETF is less than the initial ETF price and on the second call observation date the closing price of the underlying ETF is equal to or greater than the initial ETF price), the cash payment that we would deliver for each $10 principal amount of your securities on the applicable call payment date would be the sum of $10.00 plus the product of $10.00 times the applicable call premium amount. If, for example, the closing price of the underlying ETF on the second call observation date was determined to be 125.00% of the initial ETF price, your securities would be automatically called and the cash payment that we would deliver on your securities on the corresponding call payment date would be 113.3125% of the principal amount of your securities or $11.33125 for each $10 of securities. No further payments would be made on the securities following an automatic call. You will not participate in any appreciation of the underlying ETF.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the closing price of the underlying ETF is less than the initial ETF price), the amount we would deliver for each $10 principal amount of your securities on the maturity date will depend on the performance of the underlying ETF on the valuation date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The values in the left column of the table below represent hypothetical final ETF prices and are expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final ETF price, and are expressed as percentages of the stated principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding stated principal amount of the offered securities on the stated maturity date would equal 100.000% of the stated principal amount of a security, based on the corresponding hypothetical final ETF price and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity if the Securities Have Not Been Automatically Called on a Call Observation Date (as Percentage of Stated Principal Amount)
200.000%	153.250%
150.000%	153.250%
125.000%	153.250%
110.000%	153.250%
105.000%	153.250%
100.000%	153.250%
95.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

If, for example, the securities have not been automatically called on a call observation date and the final ETF price were determined to be 25.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be 25.000% of the stated principal amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment). If the final ETF price were determined to be zero, you would lose your entire investment in the securities. In addition, if the final ETF price were determined to be 200.000% of the initial ETF price, the payment at maturity that we would deliver on your securities would be limited to 153.250% of each $10 principal amount of your securities, as shown in the table above. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final ETF price over the initial ETF price.

The payments on a call payment date or at maturity shown above are entirely hypothetical; they are based on market prices for the underlying ETF stocks that may not be achieved on a call observation date or the valuation date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered securities. The hypothetical payments on securities held to the stated maturity date in the examples above assume you purchased your securities at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the securities do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing prices of the underlying ETF on any day, the final ETF price or what the market value of your securities will be on any particular ETF business day, nor can we predict the relationship between the closing price of the underlying ETF and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on a call payment date or the maturity date, if any, and the rate of return on the offered securities will depend on whether or not the securities are automatically called and on the actual closing price of the underlying ETF on the call observation dates and the actual final ETF price determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount to be paid in respect of your securities on a call payment date or the stated maturity date, as applicable, may be very different from the information reflected in the examples above.

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus and the accompanying general terms supplement no. 2,913. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called on a call observation date, the cash payment on your securities, if any, on the stated maturity date will be based on the performance of the SPDR® S&P® Regional Banking ETF as measured from the initial ETF price to the closing price of the underlying ETF on the valuation date. If the final ETF price is less than the downside threshold price, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the ETF price over the term of the securities, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities.

Also, the market price of your securities prior to the stated maturity date may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying ETF, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped

Regardless of the closing price of the underlying ETF on a call observation date or the valuation date, the amount you may receive on the related call payment date or the stated maturity date is capped and you will not benefit from any increase in the closing price of the underlying ETF above the initial ETF price. If your securities are automatically called on a call observation date, the payment you will receive for each $10 face amount of your securities will depend on the applicable call premium amount. Similarly, if your securities remain outstanding until the stated maturity date, the payment you will receive for each $10 face amount of your securities will be based on the maturity date premium amount.

Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the closing price of the underlying ETF is greater than or equal to the initial ETF price. No further payments will be made on the securities following an automatic call. Therefore, the term for your securities may be reduced to as short as approximately twelve months after the original issue date. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

risk in the event the securities are called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date is Not Linked to the Closing Price of the Underlying ETF at Any Time Other Than on the Applicable Call Observation Date or the Valuation Date, as the Case May Be

The amount you will receive on a call payment date, if any, will be paid only if the closing price of the underlying ETF is greater than or equal to the initial ETF price on the related call observation date.  Therefore, the closing price of the underlying ETF on dates other than the call observation dates will have no effect on any amount paid in respect of your securities on the call payment date.  In addition, the amount you will receive on the stated maturity date, if any, will be based on the closing price of the underlying ETF on the valuation date.  Therefore, for example, if the final ETF price dropped precipitously on the valuation date, the amount paid on the securities would be significantly less than it would otherwise have been had the amount been linked to the closing price of the underlying ETF prior to such drop. Although the actual closing price of the underlying ETF on the call payment dates, stated maturity date or at other times during the life of the securities may be higher than the closing price of the underlying ETF on the call observation dates or the valuation date, you will not benefit from the closing price of the underlying ETF on any date other than on the call observation dates or the valuation date.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF

If your securities are not automatically called and the final ETF price is less than the downside threshold price, you will lose all or a significant portion of your investment in the securities. This means that while a drop of up to 20.00% between the initial ETF price and the final ETF price will not result in a loss of principal on the securities, a decrease in the final ETF price to less than 80.00% of the initial ETF price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying ETF.

The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks

The return on your securities will not reflect the return you would realize if you actually owned the underlying ETF and received the distributions paid on the shares of such underlying ETF. You will not receive any dividends that may be paid on any of the underlying ETF stocks by the applicable ETF stock issuers or the shares of the underlying ETF. See “— Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock” below for additional information.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before a call payment date or the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•	the price of the underlying ETF;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing price of the underlying ETF;
•	the dividend rates of the underlying ETF stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing price of the underlying ETF;

•	interest rates and yield rates in the market;
•	the time remaining until your securities mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before a call payment date or maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before a call payment date or maturity, you may receive less than the principal amount of your securities or the amount you may receive on a call payment date or at maturity.

You cannot predict the future performance of the underlying ETF based on its historical performance. The actual performance of the underlying ETF over the life of the offered securities or the payment at maturity may bear little or no relation to the historical closing prices of the underlying ETF or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner

The price of your securities may move quite differently than the performance of the underlying ETF. Changes in the price of the underlying ETF may not result in a comparable change in the market value of your securities. Even if the price of the underlying ETF remain above the downside threshold price during some portion of the life of the securities, the market value of your securities may not reflect directly any movement in the price of the underlying ETF. We discuss some of the reasons for this disparity under “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” above.

Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock

Investing in your securities is not equivalent to investing in the underlying ETF and will not make you a holder of any shares of the underlying ETF or the underlying ETF stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying ETF or the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETF or the underlying ETF stocks or any other rights of a holder of any shares of the underlying ETF or the underlying ETF stocks. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying ETF or the underlying ETF stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

The payment on a call payment date or at maturity will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the stated principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at stated principal amount. If you purchase your securities at a premium to stated principal amount and hold them to a call payment date or the

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

stated maturity date the return on your investment in the securities will be lower than it would have been had you purchased the securities at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stocks or other similar securities, which may adversely impact the market for or value of your securities.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

Goldman Sachs has hedged or expects to hedge our obligations under the securities by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying ETF or the underlying ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying ETF or the underlying ETF stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your securities. Alternatively, Goldman Sachs may hedge all or part of our obligations under the securities with unaffiliated distributors of the securities which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked securities whose returns are linked to changes in the price of the underlying ETF or the underlying ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the securities or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the securities; hedging the exposure of Goldman Sachs to the securities including any interest in the securities that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the securities.

Any of these hedging or other activities may adversely affect the price of the underlying ETF — directly or indirectly by affecting the price of the underlying ETF stocks — and therefore the market value of your securities and the amount we will pay on your securities, if any, on a call payment date or at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the securities. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the securities, and may receive substantial returns on hedging or other activities while the value of your securities declines. In addition, if the distributor from which you purchase securities is to conduct hedging activities in connection with the securities, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the securities to you in addition to the compensation they would receive for the sale of the securities.

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GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indexes, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your securities, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the securities.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your securities, or similar or linked to the underlying ETF or underlying ETF stocks. Investors in the securities should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the securities for liquidity, research coverage or otherwise.

Additional Risks Related to the Underlying ETF

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETF. Goldman Sachs is not otherwise affiliated with the underlying ETF investment advisor or the issuers of the underlying ETF stocks. Our affiliates may currently or from time to time in the future engage in business with issuers of the underlying ETF stocks. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF, its underlying or the issuers of the underlying ETF stocks. You, as an investor in the securities, should make your own investigation into the underlying ETF, its index and the issuers of the underlying ETF stocks.

Neither the underlying ETF investment advisor nor any issuer of the underlying ETF stocks are involved in the offering of the securities in any way and none of them have any obligation of any sort with respect to the securities. Neither the underlying ETF investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the securities.

The Policies of the Underlying ETF Investment Advisor, State Street Global Advisors Trust Company, and the Sponsor of Its Index, S&P, Could Affect the Amount Payable on Your Securities and Their Market Value

The underlying ETF investment advisor of the underlying ETF, SSGA Funds Management, Inc. (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlying ETF investment advisor concerning the calculation of the net asset value of the underlying ETF, additions, deletions or substitutions of securities in the underlying ETF and the manner in which changes affecting its index are reflected in the underlying ETF that could affect the market price of the shares of the underlying ETF, and therefore, the amount payable on your securities on a call payment date or the stated maturity date. The amount payable on your securities and their market value could also be affected if the underlying ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlying ETF, or if the underlying ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your securities.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing price of the underlying ETF on the call observation date or the valuation date - and thus the amount payable on a call payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETF on the call observation date or the valuation date, as applicable, and the amount payable on your securities more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-26 of the accompanying general terms supplement no. 2,913.

In addition, S&P Dow Jones Indices LLC (the “index sponsor”) owns the index and is responsible for the design and maintenance of its index. The policies of the index sponsor concerning the calculation of its index, including decisions regarding the addition, deletion or substitution of the equity securities included in its index, could affect the value of its index and, consequently, could affect the market prices of shares of the underlying ETF and, therefore, the amount payable on your securities and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the underlying ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlying ETF or that there will be liquidity in the trading market.

In addition, the underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlying ETF investment advisor may select up to 20% of the underlying ETF’s assets to be invested in shares of equity securities that are not included in its index. The underlying ETF is also not actively managed and may be affected by a general decline in market segments relating to its index.  The underlying ETF investment advisor invests in securities included in, or representative of, its index regardless of their investment merits.  The underlying ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlying ETF investment advisor may be permitted to engage in securities lending with respect to a portion of the underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlying ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the underlying ETF will continue to meet the applicable listing requirements, or that the underlying ETF will not be delisted.

The Underlying ETF and its Index are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of its Index

The underlying ETF uses a representative sampling strategy (more fully described under “The Underlying ETF”) to attempt to track the performance of its index. The underlying ETF may not hold all or substantially all of the equity securities included in its index and may hold securities or assets not included in its index. Therefore, while the performance of the underlying ETF is generally linked to the performance of its index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in its index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlying ETF investment advisor.

Imperfect correlation between the underlying ETF’s portfolio securities and those in its index, rounding of prices, changes to its index and regulatory requirements may cause tracking error, which is the divergence of the underlying ETF’s performance from that of its index.

In addition, the performance of the underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of its index and this may increase the tracking error of the underlying ETF. Also,

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlying ETF and its index. Finally, because the shares of the underlying ETF are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlying ETF may differ from the net asset value per share of the underlying ETF.

For all of the foregoing reasons, the performance of the underlying ETF may not correlate with the performance of its index. Consequently, the return on the securities will not be the same as investing directly in the underlying ETF or in its index or in its underlying ETF stocks or in its index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its index.

The Underlying ETF is Concentrated in Banking Companies and Does Not Provide Diversified Exposure

The underlying ETF is not diversified. The underlying ETF’s assets will be concentrated in banking companies, which means the underlying ETF is more likely to be adversely affected by any negative performance of banking companies than an underlying ETF that has more diversified holdings across a number of sectors. Stock prices for banking companies are affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments those companies can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability for banking companies is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition, as competition is high among banking companies and failure to maintain or increase market share may result in lost market value. In addition, changes in governmental regulation and oversight of financial institutions such as banks and broker-dealers may have an adverse effect on the financial condition of a financial institution and changes in the creditworthiness of financial institutions may adversely affect the values of instruments of issuers in financial industries.

Risks Related to Tax

The Tax Consequences of an Investment in Your Securities are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Your Securities May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

The Underlying ETF

The shares of the SPDR® S&P® Regional Banking ETF (the “Underlying ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company.

•	The underlying ETF seeks investment results that, before fees and expenses, correspond generally to the total return performance of the S&P Regional Banks Select Industry Index (the “index”).
•	The underlying ETF’s investment advisor is SSGA Funds Management, Inc. (“SSGA”).
•	The underlying ETF’s shares trade on the NYSE Arca under the ticker symbol “KRE”.
•	The trust’s SEC CIK Number is 0001064642.
•	The underlying ETF’s inception date was June 19, 2006.
•	The underlying ETF’s shares are issued or redeemed only in large blocks of shares called creation units.

We obtained the following fee information, from the SPDR® website without independent verification. SSGA is entitled to receive a management fee from the underlying ETF based on a percentage of the underlying ETF’s average daily net assets at an annual rate of 0.35% of the average daily net assets of the underlying ETF. From time to time, SSGA may waive all or a portion of its fee, although it does not currently intend to do so. SSGA pays all expenses of the underlying ETF other than the management fee, brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including any trustee’s counsel fees), litigation expenses, acquired fund fees and expenses and other extraordinary expenses. As of March 31, 2022, the gross expense ratio of the underlying ETF was 0.35% per annum.

For additional information regarding the trust or SSGA, please consult the reports (including the Semi-Annual Report to Shareholders on Form N−CSRS for the period ended December 31, 2021) and other information the trust files with the SEC. In addition, information regarding the underlying ETF (including the top ten holdings and weights and sector weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at ssga.com/us/en/individual/etfs/funds/spdr-sp-regional-banking-etf-kre. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

Investment Objective and Strategy

The underlying ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Regional Banks Select Industry Index (the “index”). Prior to October 24, 2011, the underlying ETF’s investment strategy sought to track the total return performance, before fees and expenses, of an index different from the S&P Regional Banks Select Industry Index. Performance of the underlying ETF prior to October 24, 2011 is therefore based on the underlying ETF’s investment strategy with respect to the prior index, the KBW Regional Banking Index.

The underlying ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the underlying ETF is not required to purchase all of the securities represented in the index. Instead, the underlying ETF may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the underlying ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. The underlying ETF will provide shareholders with at least 60 days’ notice prior to any change in this 80% investment policy. In addition, the underlying ETF may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA). Futures contracts (a type of derivative instrument) may be used by the underlying ETF in seeking performance that corresponds to the index and in managing cash flows. Also, the underlying ETF may lend securities representing up to 40% of the value of the underlying ETF's net assets.

In certain situations or market conditions, the underlying ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the underlying ETF’s investment objective

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

and is in the best interest of the underlying ETF. For example, the underlying ETF may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.

The board may change the underlying ETF’s investment strategy, index and other policies without shareholder approval. The board may also change the underlying ETF’s investment objective without shareholder approval.

Notwithstanding the underlying ETF’s investment objective, the return on your securities will not reflect any dividends paid on the underlying ETF shares, on the securities purchased by the underlying ETF or on the securities that comprise the index.

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the underlying ETF’s return may not match the return of the index. The underlying ETF incurs a number of operating expenses not applicable to the index, and incurs costs in buying and selling securities. In addition, the underlying ETF may not be fully invested at times, generally as a result of cash flows into or out of the underlying ETF or reserves of cash held by the underlying ETF to meet redemptions. SSGA may attempt to track the index return by investing in fewer than all of the securities in the index, or in some securities not included in the index, potentially increasing the risk of divergence between the underlying ETF’s return and that of the index.

Industry Concentration Policy

The underlying ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries. By focusing its investments in a particular industry or sector, financial, economic, business, and other developments affecting issuers in that industry, market, or economic sector will have a greater effect on the underlying ETF than if it had not focused its assets in that industry, market or economic sector, which may increase the volatility of the underlying ETF.

Share Prices and the Secondary Market

The trading prices of shares of the underlying ETF will fluctuate continuously throughout trading hours based on market supply and demand rather than the underlying ETF’s net asset value, which is calculated at the end of each business day. The trading prices of the underlying ETF’s shares may differ (and may deviate significantly during periods of market volatility) from the underlying ETF’s daily net asset value. In addition, the issuance or redemption of underlying ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.

S&P Regional Banks Select Industry Index

The S&P Regional Banks Select Industry Index (Bloomberg symbol, “SPSIRBKT Index”) is managed by S&P Dow Jones Indices LLC (“S&P”) and is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard (“GICS®”) in the regional banks sub-industry and (ii) satisfy certain liquidity and market capitalization requirements. The S&P Total Market Index tracks all eligible U.S. common stocks listed on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX). The index is one of the 21 sub-industry sector indices S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock or company has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.

The underlying ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding that the underlying ETF tracks the performance of the total return version of the index, the return on your securities will not reflect any

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

dividends paid on the underlying ETF shares, on the securities purchased by the underlying ETF or on the securities that comprise the index.

Eligibility for Inclusion in the Index

Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

To qualify for membership in the index, at each quarterly rebalancing a stock must satisfy the following criteria: (i) be a member of the S&P Total Market Index; (ii) be assigned to the regional banks sub-industry; and (iii) meet one of the following float-adjusted market capitalization (FAMC) and float-adjusted liquidity ratio (FALR) requirements: (a) be a current constituent of the index and have a FAMC greater than or equal to $300 million and have a FALR greater than or equal to 50%; (b) have an FAMC greater than or equal to $500 million and a FALR greater than or equal to 90%; or (c) have an FAMC greater than or equal to $400 million and a FALR greater than or equal to 150%. The FALR is defined as the annual dollar value traded over the previous 12 months divided by the FAMC as of the index’s rebalancing reference date.

All stocks in the related GICS® sub-industry satisfying the above requirements are included in the index and the total number of stocks in the index should be at least 35. If there are fewer than 35 stocks in the index, the market capitalization requirements may be relaxed to reach at least 22 stocks.

With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.

Calculation of the Total Return of the Index

The underlying ETF tracks the performance of the “total return” version of the index. The total return calculation begins with the price return of the index. The price return index is calculated as the index market value divided by the divisor. In an equal-weighted index like the index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments (i.e., modifications) are also made to ensure that no stock in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the index committee, as defined below.

The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

basket liquidity weight to exceed that weight. If the index contains exactly 22 stocks as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest FAMC). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the index, it may be retained in the index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The index is calculated by using the divisor methodology used in all S&P equity indices. The initial divisor was set to have a base value of 1,000 on June 20, 2003. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Dividends are reinvested in the index after the close on the ex-date for such dividend. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the Index

The composition of the index is reviewed quarterly. Rebalancing occurs quarterly after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for additions and deletions is after the closing of the last trading day of the previous month. Closing prices as of the second Friday of the rebalancing month are used for setting index weights. Existing stocks in the index are removed at the quarterly rebalancing if either their FAMC falls below $300 million or their FALR falls below 50%. A stock will also be deleted from the index if the S&P Total Market Index deletes that stock. Stocks are added between rebalancings only if a company deletion causes the number of stocks in the index to fall below 22. The newly added stock will be added to the index at the weight of the deleted stock. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made (only in the case of stocks removed at $0.00). At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above. In the case of GICS® changes, where a stock does not belong to the regional banks sub-industry after the classification change, it is removed from the index on the next rebalancing date.

In the case of mergers involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements.

Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.

The table below summarizes the types of index maintenance adjustments:

Corporate Action	Treatment
Company addition/deletion

Addition Only

Stocks are added between rebalancings only if a deletion in the index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition.

Deletion Only

The weights of all stocks in the index will proportionately change, due to the absolute change in the number of index constituents. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Change in shares outstanding	Shares outstanding changes are offset by an adjustment factor (AWF). There is no change to the index market capitalization and no divisor adjustment.
Split/Reverse Split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Spin-off

In general, both the parent and spinoff company will remain in the index until the subsequent rebalancing. The spin-off company is added to the index at a zero price at the close of the day before the ex-date. No price adjustment is applied to the parent and there is no divisor change. If the spin-off company is dropped from the S&P Total Market Index, the weight of the spun-off company is added back to the parent stock’s weight after at least one day of trading.

Change in IWF	IWF changes are offset by an adjustment factor. There is no change to the index market capitalization and no divisor adjustment.
Ordinary dividend

When a company pays an ordinary cash dividend, also referred to as a regular cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index. Ordinary dividends are reinvested across the index.

Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The change in price and shares is offset by an adjustment factor to keep the index market capitalization (stock weight) unchanged. There is no change to the index market capitalization and no divisor adjustment.

Index Committee

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

An index committee (the “index committee”) maintains the index and consists of full-time professional members of S&P staff. At regular meetings, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for additions to the index and any significant market events. The index committee may also revise index policy, such as the rules for selecting constituents, the treatment of dividends, share counts or other matters.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

“SPDR®” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The offered securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the offered securities.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Historical Closing Prices of the Underlying ETF

The closing price of the underlying ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of the underlying ETF during any period shown below is not an indication that the underlying ETF is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing prices of the underlying ETF as an indication of the future performance of the underlying ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying ETF or the underlying ETF stocks will result in your receiving any payments or receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not suffer a loss of a significant portion of all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETF. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying ETF between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to the recent prices of the underlying ETF. The actual performance of the underlying ETF over the life of the offered securities, as well as the payment at maturity, if any, may bear little relation to the historical closing prices of the underlying ETF shown below.

The table below shows the high, low and period end closing prices of the underlying ETF for each of the four calendar quarters in 2017, 2018, 2019, 2020 and 2021 and the first two calendar quarters of 2022 (through April 22, 2022). We obtained the closing prices of the underlying ETF listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the SPDR® S&P® Regional Banking ETF

	High	Low	Period End
2017
Quarter ended March 31	$59.36	$52.59	$54.61
Quarter ended June 30	$55.75	$51.71	$54.95
Quarter ended September 30	$56.76	$49.59	$56.76
Quarter ended December 31	$60.35	$54.35	$58.85
2018
Quarter ended March 31	$65.03	$58.91	$60.39
Quarter ended June 30	$65.74	$59.21	$61.00
Quarter ended September 30	$64.28	$59.42	$59.42
Quarter ended December 31	$60.15	$44.22	$46.79
2019
Quarter ended March 31	$57.21	$47.38	$51.34
Quarter ended June 30	$56.64	$50.22	$53.43
Quarter ended September 30	$55.41	$48.23	$52.79
Quarter ended December 31	$59.22	$50.18	$58.25
2020
Quarter ended March 31	$58.41	$28.13	$32.59
Quarter ended June 30	$46.02	$29.52	$38.39
Quarter ended September 30	$41.18	$33.90	$35.68
Quarter ended December 31	$51.95	$35.92	$51.95
2021
Quarter ended March 31	$71.10	$51.71	$66.34
Quarter ended June 30	$71.33	$63.66	$65.53
Quarter ended September 30	$68.61	$59.87	$67.75
Quarter ended December 31	$75.45	$66.81	$70.85

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

	High	Low	Period End
2022
Quarter ended March 31	$78.78	$67.01	$68.90
Quarter ending June 30(through April 22, 2022)	$68.24	$64.62	$64.89

The graph below shows the daily historical closing prices of the underlying ETF from January 1, 2017 through April 22, 2022. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the SPDR® S&P® Regional Banking ETF

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a security as a hedge or that is hedged against interest rate risks;
•	a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

 You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a security and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying ETF. Except as otherwise stated below, the discussion below assumes that the securities will be so treated.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity and your tax basis in your securities. Your tax basis in your securities will generally be equal to the amount that you paid for the securities. Such capital gain or loss should generally be short-term capital gain or loss if you hold the

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

securities for one year or less, and should be long-term capital gain or loss if you hold the securities for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your securities. If your securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your securities would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the securities.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a security at other than the adjusted issue price as determined for tax purposes.

It is possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

It is also possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you different from those described above. You should consult your tax advisor as to possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered securities including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under "United States Taxation — Taxation of Debt Securities —  Backup Withholding and Information Reporting — United States Holders" with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under "United States Taxation — Taxation of Debt Securities — United States Holders" in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the securities and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETF during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Additional Information About the Securities

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-17 of the accompanying general terms supplement no. 2,913. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 2,913.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying ETF investment advisor:	SSGA Funds Management, Inc.
Denominations:	$10 and integral multiples of $10 in excess thereof
Postponement of valuation date:	As described under “Supplemental Terms of the Notes — Determination date” on page S-15 of the accompanying general terms supplement no. 2,913
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-14 of the accompanying general terms supplement no. 2,913
Postponement of call observation dates:	As described under “Supplemental Terms of the Notes — Call Observation Dates” on page S-18 of the accompanying general terms supplement no. 2,913
Postponement of call payment dates:	As described under “Supplemental Terms of the Notes - Call Payment Dates” on page S-15 of the accompanying general terms supplement no. 2,913
Specified currency:	U.S. dollars (“$”)
Closing price of the underlying ETF:

As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-36 of the accompanying general terms supplement no. 2,913, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Exchange-Traded Funds” on page S-27 of the accompanying general terms supplement no. 2,913

Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-35 of the accompanying general terms supplement no. 2,913
ETF business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-35 of the accompanying general terms supplement no. 2,913
FDIC:	The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-34 of the accompanying general terms supplement no. 2,913
ERISA:	As described under “Employee Retirement Income Security Act” on page S‑42 of the accompanying general terms supplement no. 2,913
Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $0.35, or 3.50% of the principal amount, for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $0.05 of the selling concession, or 0.50% of the principal amount, for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on April 27, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

About Your Securities:

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●General terms supplement no. 2,913 dated June 17, 2021

●Prospectus supplement dated March 22, 2021

●Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

April 2022

GS Finance Corp. Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027 Principal at Risk Securities

Validity of the Securities and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

April 2022

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$5,284,260

GS Finance Corp.

Trigger Jump Securities with Auto-Callable Feature Based on the Price of the SPDR® S&P® Regional Banking ETF due April 27, 2027

Principal at Risk Securities

Goldman Sachs & Co. LLC